NEWS RELEASE

For further information, contact:	Matt Quantz, Manager - Corporate Communications
(337) 232-7028, www.petroquest.com
PETROQUEST ENERGY INCREASES FOURTH QUARTER 2016 PRODUCTION GUIDANCE AND UPDATES THUNDER BAYOU AND EAST TEXAS OPERATIONS AND HEDGING

LAFAYETTE, LA - January 9, 2017 - PetroQuest Energy, Inc. (the “Company”) (NYSE: PQ) today announced that it is increasing its fourth quarter 2016 production guidance to approximately 49-50 MMcfe per day from its previously issued guidance of 42-46 MMcfe per day. The increased production guidance is primarily due to greater than expected production from the Company’s Thunder Bayou well during December as a result of a change in the timing of the well’s recompletion operation as discussed below.

Operations Update
In South Louisiana, the Company has shut-in its Thunder Bayou well and expects to commence completion operations in approximately one week into the upper section of the Cris R-2 formation (154 net feet of pay). The Company expects to initiate production from the upper section of the Cris R-2 formation in approximately four weeks, and to increase the production rate in stages before reaching its gross production target of 50-70 MMcfe per day (NRI-37%).

In East Texas, the Company has reached total depth and run production casing on its initial Cotton Valley joint venture well - PQ #21 (WI-76%). The Company expects to begin completion operations next week. In addition, the Company is currently drilling its PQ #22 well (WI-50%), which is located on its PQ/CVX acreage position. Following the PQ #22 well, the Company plans to commence drilling operations on a three well pad (WI-76%) under its Cotton Valley joint venture program. The Company expects to drill and complete 8-10 gross Cotton Valley wells during 2017.

Hedging Update
The Company recently entered into the following natural gas hedges:

Production Period	Type	Daily Volumes	Price
2017	Swap	5,000 MMBtu	$3.27
Jan 2017 - Mar 2018	Swap	10,000 MMBtu	$3.01
Apr 2017 - Mar 2018	Swap	10,000 MMBtu	$3.40

After executing the above transactions, the Company has approximately 10 Bcf and 1.8 Bcf of gas volumes hedged for 2017 and the first quarter of 2018, respectively, with an average floor for both periods of approximately $3.21 per Mcf.

Management Comment
“With record level Cotton Valley drilling activity planned and our Thunder Bayou recompletion in progress, 2017 is expected to be an outstanding year”, said Charles T. Goodson, Chairman and CEO. “Assuming we are successful in executing our 2017 drilling program, we are forecasting sequential quarterly production growth throughout the year culminating with fourth quarter 2017 production volumes expected to be 100% higher than our average fourth quarter 2016 production guidance. The combination of forecasted production growth with current natural gas prices should meaningfully improve our cash flow profile and relative leverage metrics.”

About the Company
PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in Texas, Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest’s common stock trades on the New York Stock Exchange under the ticker PQ.

Forward-Looking Statements
This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this news release are forward-looking statements. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, these statements are based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including the volatility of oil and natural gas prices and significantly depressed oil prices since the end of 2014; our indebtedness and the significant amount of cash required to service our indebtedness; our estimate of the sufficiency of our existing capital sources, including availability under our new multi-draw term loan facility; our ability to post additional collateral to satisfy our offshore decommissioning obligations; our ability to execute our 2017 drilling and recompletion program as planned and to increase our production; our ability to hedge future production to reduce our exposure to price volatility in the current commodity pricing market; our ability to find, develop and produce oil and natural gas reserves that are economically recoverable and to replace reserves and sustain and/or increase production; ceiling test write-downs resulting, and that could result in the future, from lower oil and natural gas prices; our ability to raise additional capital to fund cash requirements for future operations; limits on our growth and our ability to finance our operations, fund our capital needs and respond to changing conditions imposed by our multi-draw term loan facility and restrictive debt covenants; approximately 50% of our production being exposed to the additional risk of severe weather, including hurricanes, tropical storms and flooding, and natural disasters; losses and liabilities from uninsured or underinsured drilling and operating activities; changes in laws and governmental regulations as they relate to our operations; the operating hazards attendant to the oil and gas business; the volatility of our stock price; and our ability to meet the continued listing standards of the New York Stock Exchange with respect to our common stock or to cure any deficiency with respect thereto. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the SEC. The Company undertakes no duty to update or revise these forward-looking statements.

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